PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	April 21, 2010
(804) 788-1824

MASSEY ENERGY REPORTS FIRST QUARTER 2010
 OPERATING RESULTS

First Quarter Highlights

•	Net income totaled $33.6 million or $0.39 per diluted share
•	EBITDA totaled $131.3 million
•	Metallurgical coal shipments increased by 33 percent
•	Industrial coal shipments increased by 29 percent

Richmond, Virginia, April 21, 2010 - Massey Energy Company (NYSE: MEE) today reported net income of $33.6 million or $0.39 per diluted share and EBITDA of $131.3 million for the first quarter of 2010.  Produced coal revenue for the first quarter 2010 was $571.8 million.  By comparison, Massey generated net income of $43.4 million or $0.51 per diluted share and EBITDA of $145.4 million on produced coal revenue of $681.0 million in the first quarter of 2009.

Produced tons sold in the first quarter of 2010 totaled 8.5 million compared to 10.8 million in the first quarter of 2009.  Metallurgical coal shipments were 2.4 million tons in the quarter, up 33 percent year over year.  Industrial coal shipments were also up nearly 29 percent.  However, shipments of utility coal were down 37 percent as electric utilities continued the draw down from previously high stockpile levels.  In addition, weather-related production issues, weather-related power outages and disruption of rail and ocean transport significantly impacted Massey’s production and shipments during the first two months of the quarter.

Commenting on the Company’s first quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “The first quarter demonstrated how important it is to have diverse market involvement.  Our strong metallurgical coal shipments partially offset the weakness we experienced in the utility coal markets.”

“Following a difficult winter and tough operating conditions in January and February, we shipped over one million tons of metallurgical coal in the month of March,” Blankenship continued.  “With our plans to mitigate most of the lost production at the Upper Big Branch mine, we believe the first quarter’s metallurgical coal volume is approximately in line with our capabilities in the second half of 2010.”

Massey’s first quarter operating cash margin per ton of $12.00 represented a decrease of approximately 4 percent compared to the operating cash margin per ton of $12.50 reported in the first quarter of 2009.  The lower cash margin resulted from an increase in average cash cost per ton of 10 percent, partially offset by an increase in revenue per ton of 7 percent.

Average produced coal revenue per ton for the first quarter of 2010 was $67.38 compared to $63.03 in the first quarter of 2009.  The improvement was driven by realized price increases for utility and industrial coal and an increase in the proportional mix of metallurgical coal sold during the quarter.  Metallurgical coal represented 28 percent of the total tons sold in the first quarter of 2010 compared to just 17 percent in the first quarter of 2009.

Average cash cost per ton for the first quarter was $55.38 compared to $50.53 in the first quarter of 2009.  The increase was due largely to previously noted weather-related production issues, a higher percentage of underground versus surface mining production, higher sales related costs and higher fixed cost absorption on lower total tons produced during the period.

The first quarter of 2010 results included a gain on derivative instruments of $36.5 million ($28.0 million of unrealized gains primarily due to certain contracts identified in the first quarter that no longer qualified for the normal purchase normal sale exception prescribed by accounting guidance that are now accounted for at fair value and $8.5 million of realized gains due to settlements on existing purchase and sales contracts).  The first quarter of 2009 results included a gain on derivative instruments of $8.9 million ($20.7 million of unrealized gains and $11.8 million of realized losses).

The first quarter 2010 results included approximately $1.7 million in pre-tax transaction expenses(recorded in Selling, general and administrative costs)  related to the acquisition of Cumberland Resources Corporation and its affiliated companies (“Cumberland”) and a $2.6 million charge in income tax expense related to reductions in the tax benefits available to an employer that receives the Medicare Part D subsidy as a result of the new healthcare legislation signed into law by President Obama in March.

Also in the first quarter of 2010, the Company recognized $1.1 million in pre-tax interest income from the receipt of interest on black lung excise tax refunds.  This compared with $12.2 million in pre-tax income reported in the first quarter of 2009 from the receipt of black lung excise tax refunds ($5.1 million benefit recorded in Cost of purchased coal revenue and $7.1 million in interest income).

For a reconciliation of non-GAAP measures see the notes to the accompanying financial tables.

1st Quarter Comparative Statistics
	1st Qtr.	4th Qtr.	1st Qtr.
	2010	2009	2009

Produced tons (millions)	8.5	8.4	11.4
Produced tons sold (millions)	8.5	7.8	10.8
Produced coal revenue (millions)	$571.8	$498.7	$681.0
Produced coal revenue per ton	$67.38	$64.13	$63.03
Average cash cost per ton	$55.38	$49.87	$50.53
EBITDA (millions)	$131.3	$123.3	$145.4

Liquidity and Capital Resources

At March 31, 2010, Massey had cash and cash equivalents totaling $1,162.9 million.  This compared to $665.8 million at December 31, 2009.  During the quarter the Company received $466.9 million in cash proceeds from an equity offering, net of underwriting fees.  In addition, a $72.0 million appeal bond the Company had been required to post related to the Harman litigation was released by the West Virginia Supreme Court as the final appeal of the case was resolved in Massey’s favor.

During the first quarter of 2010, Massey received a cash disbursement from the Reserve Primary Fund in the amount of $14.6 million that resulted in a pre-tax gain of $3.8 million, recorded in Gain on short-term investment.  Also in the first quarter, Massey received $9.1 million in insurance proceeds related to the Bandmill preparation plant fire property insurance claim (total of $24.5 million received to date), $5.8 million of which was included as pre-tax income in Other revenue.

In addition to its cash and cash equivalents, the Company also had $98.6 million available under its asset-based revolving credit facility for total liquidity of $1,261.5 million at March 31, 2010.

Subsequent to the end of the first quarter, on April 19, 2010, Massey completed its acquisition of Cumberland.  The final purchase price included $640 million in cash, subject to working capital adjustments, and approximately 6.5 million shares of Massey common stock.

During the first quarter of 2010 Massey retired the remaining $21.9 million of its 6.625% senior notes due November of 2010.

Total debt at March 31, 2010 was $1,301.8 million compared to $1,319.1 million at December 31, 2009.    Massey's total debt-to-book capitalization ratio was 42.4 percent at March 31, 2010 compared to 51.2 percent at December 31, 2009.

Capital expenditures for the first quarter 2010 totaled $56.1 million compared to $103.7 million in the first quarter 2009.

Depreciation, depletion and amortization (DD&A) was $64.5 million in the first quarter 2010 compared to $72.6 million in the first quarter 2009.  The decrease in DD&A was partially attributed to less amortization of development costs on lower produced tons in the quarter and lower capital expenditures in 2009 than in 2008.

Coal Market Overview

The global economic weakness that was prevalent throughout most of 2009 resulted in continuing weakness and uncertainty in world coal markets.  Coal contracting and shipment activities remained slow throughout the year.  During the first quarter of 2010, however, certain market indicators turned more positive.  Utility coal stockpiles declined significantly during the first two months of 2010 as cold weather increased overall energy demand and higher gas prices reduced coal to gas switching.  In addition, global steel production increased during the first two months of the year driving improvement in the metallurgical coal market.

•
Coal burn at utilities in the Southeastern United States increased by 9 percent during the first two months of 2010 compared to the same period a year ago.   The total burn of Central Appalachia coal increased by an estimated 8 percent in the first two months of 2010 versus the first two months of 2009.

•
Coal stockpiles at Southeastern utilities were down 14 percent at the end of February as compared to the end of December 2009.  Even so, stockpile levels remained approximately 16 percent higher than at the end of February 2009.

•	Total electricity output from utilities in the Southeastern United States was up by approximately 7 percent in the first quarter of the year compared to the first quarter of 2009.
•	Total U.S. coal production declined by 5 percent in the first quarter of 2010 versus the first quarter of 2009. By the same comparison, coal production in Central Appalachia was down 11 percent.
•	Capacity utilization at U.S steel mills at the end of the first quarter was approximately 71 percent compared to 42 percent at the same time last year.
•
According to the World Steel Association, U.S. crude steel production was up 52 percent during the first 2 months of 2010 compared to the same period last year.  Crude steel production in China increased 25 percent and total world steel production increased 27 percent in the same period of comparison.

•	U.S. exports of metallurgical coal increased 83 percent during the first two months of 2010 while U.S. exports of steam coal declined by 39 percent in the same period.

Massey continues to believe that the quality of Central Appalachia coal allows it to enjoy significant market diversity and its relative proximity to sea ports makes it a viable source of coal to fill the growing demand for energy throughout most of the world.  Further, Massey anticipates having opportunities to increase its market share in the Atlantic Basin as rapid economic growth in Asia increases total energy demand and absorbs more of the coal exported from Australia and Africa.

Metallurgical Coal Mitigation Plan

In order to offset the production lost from the Upper Big Branch mine, Massey is implementing plans to increase production at other locations.  These plans include more Saturday production (six days a week versus five) at all currently operating metallurgical coal mines and the addition of three continuous miner sections at existing mines within the Elk Run resource group.  In total, the mitigation plan represents approximately 1.3 million tons of annualized metallurgical coal production.  At the same time, the impacts of the UBB tragedy on productivity are not yet predictable.

Guidance Update - Excluding Cumberland

Excluding the second quarter integration of the Cumberland operations, Massey expects full year 2010 produced coal shipments to be in the range of 35.0 to 37.0 million tons, with average produced coal realization now between $70.50 and $72.00 per ton. Because the Company is uncertain as to the impact of the force majeure levels that will be triggered by the UBB tragedy and the potential for related impacts on other sales due to quality switching and contract buyouts, etc., these estimates may need to be revised as more details become known.

Average cash cost per ton for the full year 2010 is expected to be in the range of $54.00 to $57.00, excluding charges related to the Upper Big Branch mine tragedy.  Other income is expected to be between $70.0 and $120.0 million.  Capital expenditures for 2010 are expected to be approximately $300 million.

Financial results for the second quarter 2010 will include a charge related to the tragic accident at the Upper Big Branch mine.  While Massey anticipates further analysis will be required, the Company estimates the range of loss to be $80 million to $150 million for charges related to the benefits being provided to the families of the fallen miners, costs associated with the rescue and recovery efforts, insurance deductibles, possible legal and other contingencies.  In addition, the full book value of equipment, mine and longwall panel development and mineral rights at the mine potentially impacted by the disaster is approximately $62 million.  Massey will assess these assets for possible impairment once full access to the mine is restored but it does expect to recover much of the equipment.

For 2011, Massey projects produced coal shipments in the range of 37.0 to 42.0 million tons with average produced coal realization between $73.00 and $82.00 per ton.  The Company has commitments for sales of 34.1 million tons of coal in 2011.  Of these, 22.7 million tons are sold and priced at an average price of approximately $68.50 per ton.  The sold and priced tons include 2.2 million tons of metallurgical coal.

Average cash cost per ton for the full year 2011 is expected to be in the range of $50.00 to $56.00.  Other income is expected to be between $20 and $100 million.  The Company expects capital expenditures in 2011 to be in the range of $200 to $300 million.

For 2012, Massey has commitments for produced coal shipments of 17.7 million tons.  Of these, 8.7 million tons are sold and priced at an average price of approximately $70.00 per ton.  The sold and priced tons include approximately 900,000 tons of metallurgical coal.

Changes to Company issued guidance are summarized below:

	2010		2011
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	37.0 to 41.0	35.0 to 37.0	37.0 to 44.0	37.0 to 42.0
Average Price/Ton	$67.00 to $70.00	$70.50 to $72.00	$70.00 to $76.00	$73.00 to $82.00
Cash Cost/Ton1	$49.00 to $52.00	$54.00 to $57.00	$47.00 to $53.00	$50.00 to $56.00
CAPEX (approx)	$280	$300	$200 to $300	$200 to $300

Other Income	$70 to $120	$70 to $120	$20 to $100	$20 to $100

Note 1:  2010 Cash Cost/Ton guidance ranges exclude charges related to the UBB mine tragedy.

Guidance - Including Cumberland

Upon Massey’s acquisition of Cumberland on April 19, 2010, Cumberland’s sales commitments included: approximately 6.0 million tons for the remainder of 2010 priced at approximately $79 per ton; 6.5 million tons for 2011 priced at approximately $80 per ton; and, 1.9 million tons for 2012 priced at approximately $75 per ton.  The 2012 tons are subject to a $67 - $75 per ton pricing collar.  The estimated price is based on current expected market price for that period.

Including the integration of Cumberland, Massey issued the following guidance summary:

(In millions except per ton amounts)	2010	2011
Shipped Tons	41.0 to 43.0	45.0 to 51.0
Average Price/Ton	$71.00 to $73.00	$74.00 to $82.00
Cash Cost/Ton	$54.00 to $57.00	$51.00 to $56.50
CAPEX (approx)	$330 to $350	$240 to $350

Other Income	$70 to $120	$20 to $100

Metallurgical Coal Production Capacity

Massey estimates that its annual production capacity for metallurgical coal prior to the Cumberland acquisition was approximately 11 million tons.  The Cumberland acquisition added approximately 5 million tons of metallurgical coal production capacity, although most of that production is committed to the steam coal market for 2010.  The restart of the Bandmill plant, recommencement of operations at the Upper Big Branch mine, and planned development of the Rowland resource group are expected to add approximately 4 million tons of annual metallurgical coal production capacity between 2011 and 2012.  Total annual metallurgical coal production capacity is expected to be approximately 20 million tons by the end of 2012.

Conference Call, Webcast and Replay

Members of the Massey senior management will hold a conference call to discuss the first quarter results and operations on Thursday, April 22, 2010 at 9:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through May 22, 2010.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; the successful completion of acquisition, disposition or financing transactions;  the impact of the Upper Big Branch mine explosion and the effect thereof on our business; our ability to successfully integrate the operations we acquire, including as a result of the acquisition of Cumberland; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the United States; our production capabilities to meet market expectations and customer requirements; our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner; the cost and availability of transportation for our produced coal; our ability to expand our mining capacity; our ability to manage production costs, including labor costs; adjustments made in price, volume or terms to existing coal supply agreements; the worldwide market demand for coal, electricity and steel; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy; competition among coal and other energy producers, in the United States and internationally; our ability to timely obtain necessary supplies and equipment; our reliance upon and relationships with our customers and suppliers; the creditworthiness of our customers and suppliers; our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; our assumptions and projections concerning economically recoverable coal reserve estimates; our failure to enter into anticipated new contracts; future economic or capital market conditions; foreign currency fluctuations; the availability and costs of credit, surety bonds and letters of credit that we require; the lack of insurance against all potential operating risks; our assumptions and projections regarding pension and other post-retirement benefit liabilities; our interpretation and application of accounting literature related to mining specific issues; our assumptions concerning economically recoverable coal reserve estimates, and the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 1, 2010.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in millions, except # of employees, per share & per ton information)

	Three Months Ended March 31,
	2010	2009
Revenues
Produced coal revenue	$571.8	$681.0
Freight and handling revenue	74.3	57.8
Purchased coal revenue	19.5	10.0
Other revenue	23.0	19.3
Total revenues	688.6	768.1

Costs and expenses
Cost of produced coal revenue	469.9	545.9
Freight and handling costs	74.3	57.8
Cost of purchased coal revenue	20.6	5.2
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	64.2	71.6
Selling, general and administrative	0.3	1.0
Selling, general and administrative	28.1	21.9
Other expense	0.9	0.8
Gain on derivative instruments	(36.5)	(8.9)
Total costs and expenses	621.8	695.3

Income before interest and taxes	66.8	72.8
Interest income	1.4	8.9
Interest expense	(25.2)	(25.3)
Gain on short-term investment	3.8	-
Income before taxes	46.8	56.4
Income tax expense	(13.2)	(13.0)

Net income	$33.6	$43.4

Net income per share
Basic	$0.39	$0.51
Diluted	$0.39	$0.51

Shares used to calculate net income per share
Basic	86.1	84.9
Diluted	87.4	85.2

EBIT	$66.8	$72.8
EBITDA	$131.3	$145.4

	Three Months Ended March 31,
	2010	2009
Produced tons sold:
Utility	5.2	8.3
Metallurgical	2.4	1.8
Industrial	0.9	0.7
Total produced tons sold	8.5	10.8

Total tons produced	8.5	11.4

Produced coal revenue per ton sold:
Utility	$58.88	$54.14
Metallurgical	$84.30	$102.99
Industrial	$70.90	$65.34
Produced coal revenue per ton sold	$67.38	$63.03

Average cash cost per ton	$55.38	$50.53

Capital expenditures	$56.1	$103.7
Number of employees (at period end)	5,951	6,614

	March 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$1,162.9	$665.8
Short-term investment	-	10.9
Trade and other accounts receivable	212.0	121.6
Inventories	273.7	269.8
Income tax receivable	2.8	10.5
Other current assets	179.9	236.0
Net property, plant and equipment	2,342.5	2,344.8
Other noncurrent assets	163.0	140.3

Total assets	$4,336.8	$3,799.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$3.9	$23.5
Accounts payable, principally trade and bank overdrafts	185.1	164.9
Payroll and employee benefits	62.4	63.6
Other current liabilities	206.3	192.9
Long-term debt	1,297.9	1,295.6
Deferred taxes	215.8	209.2
Pension obligations	53.5	55.6
Other noncurrent liabilities	542.9	538.1
Total liabilities	2,567.8	2,543.4

Total stockholders' equity	1,769.0	1,256.3

Total liabilities and stockholders' equity	$4,336.8	$3,799.7

Note 1:  The number of shares used to calculate basic net income per share is based on the weighted average outstanding shares of Massey during the respective periods.  The number of shares used to calculate diluted net income per share is based on the number of shares used to calculate basic net income per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States ("GAAP"), the effect of certain dilutive securities was excluded from the calculation of the diluted net income per share in the three months ended March 31, 2010 and 2009, as such inclusion would result in antidilution.

Note 2:  Gain on derivative instruments shown in Costs and expenses for the three months ended March 31, 2010 and 2009, represents the net gain for certain coal contracts that meet the definition of a derivative instrument but do not qualify for the normal purchase normal sale exception.  These contracts are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 3:  Gain on short-term investment reflects the difference between our book value in the Reserve Primary Fund and total distributions received from the fund.  At December 31, 2009, our investment in the Reserve Primary Fund was $10.9 million, net of an estimated $6.5 million loss recorded in 2008.  During January 2010, we received a distribution in the amount of $14.6 million. Consequently, we recorded a $3.8 million gain.

Note 4:  "EBIT" is defined as Income before interest and taxes.  "EBITDA" is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization ("DD&A").  Although neither EBIT nor EBITDA are measures of performance calculated in conformity with GAAP, we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow.  Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP.  In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA.

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Net income	$33.6	$43.4	$24.4
Plus: Income tax expense	13.2	13.0	9.5
Plus: Net interest expense and
Gain on short-term investment	20.0	16.4	25.8
EBIT	66.8	72.8	59.7
Plus: Depreciation, depletion and amortization	64.5	72.6	63.6
EBITDA	$131.3	$145.4	$123.3

Note 5:  "Average cash cost per ton" is calculated as Cost of produced coal revenue (excluding Selling, general and administrative expense ("SG&A") and DD&A), divided by the number of produced tons sold.  In order to conform more closely to common industry reporting practices, during the third quarter of 2009 we changed our calculation of cash cost to exclude SG&A expense.  This change has been reflected in the presentation of data for both the current and comparative past reporting periods in this release. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Total costs and expenses	$621.8	$695.3	$524.2
Less: Freight and handling costs	74.3	57.8	47.0
Less: Cost of purchased coal revenue	20.6	5.2	18.1
Less: Depreciation, depletion and amortization	64.5	72.6	63.6
Less: Selling, general and administrative	28.1	21.9	34.0
Less: Other expense	0.9	0.8	6.7
Less: Gain on financing transactions	-	-	0.2
Less: Gain on derivative instruments	(36.5)	(8.9)	(33.2)
Average cash cost	$469.9	$545.9	$387.8
Average cash cost per ton	$55.38	$50.53	$49.87

Note 6:  Our debt is comprised of the following:

	March 31,	December 31,
	2010	2009
6.875% senior notes due 2013, net of discount of $3.1
and $3.3, respectively	$756.9	$756.8
3.25% convertible senior notes due 2015, net of discount of $127.8
and $132.6, respectively	531.3	526.5
6.625% senior notes due 2010	-	21.9
2.25% convertible senior notes due 2024	9.6	9.6
Capital lease obligations	4.0	4.3
Total debt	1,301.8	1,319.1
Less: Short-term debt	3.9	23.5
Total long-term debt	$1,297.9	$1,295.6

Note 7:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents (adjusted for funds designated for Cumberland acquisition), Short-term investment and Restricted cash (included in Other current assets).  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of our debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt.

	March 31,	December 31,
	2010	2009
Long-term debt	$1,297.9	$1,295.6
Plus: Short-term debt	3.9	23.5
Less: Cash and cash equivalents	1,162.9	665.8
Adj: Funds designated for Cumberland acquisition	(640.0)	-
Less: Short-term investment	-	10.9
Less: Restricted cash	49.5	121.5
Net debt	$729.4	$520.9

Note 8:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity.  The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 7) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	March 31,	December 31,
	2010	2009
Long-term debt	$1,297.9	$1,295.6
Plus: Short-term debt	3.9	23.5
Total debt (numerator)	1,301.8	1,319.1

Plus: Total shareholders' equity	1,769.0	1,256.3
Book capitalization (denominator)	$3,070.8	$2,575.4

Total debt-to-book capitalization ratio	42.4%	51.2%

Net debt (from Note 7) (numerator)	729.4	520.9
Plus: Total shareholders' equity	1,769.0	1,256.3
Adjusted book capitalization (denominator)	$2,498.4	$1,777.2

Total net debt-to-book capitalization ratio	29.2%	29.3%

Note 9:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 5).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended March 31,
	2010		2009
	$	Per Ton	$	Per Ton
Produced coal revenue	$571.8	$67.38	$681.0	$63.03
Less: Average cash cost (from Note 5)	469.9	55.38	545.9	50.53
Operating cash margin	$101.9	$12.00	$135.1	$12.50

Note 10:  "Other income" is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue, Other expense and Gain on derivative instruments.  Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is a widely used measure of gross income from non-core sources.  Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended March 31,
	2010	2009
Other revenue	$23.0	$19.3
Plus: Purchased coal revenue	19.5	10.0
Less: Cost of purchased coal revenue	20.6	5.2
Less: Other expense	0.9	0.8
Less: Gain on derivative instruments	(36.5)	(8.9)
Other income	$57.5	$32.2